Exhibit 4.3

MEADWESTVACO CORPORATION
as Issuer,

THE GUARANTORS PARTY HERETO

and

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

Seventh Supplemental Indenture

Dated as of July 1, 2015

to

Indenture

Dated as of July 15, 1982

SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of July 1, 2015, among MeadWestvaco Corporation, a Delaware corporation (the “Company”), WestRock Company, a Delaware corporation (“WestRock”), Rock-Tenn Company, a Georgia corporation (“RKT” and, together with WestRock, the “Guarantors” and, together with the Company, the “Obligors”), and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a New York banking corporation, as trustee (the “Trustee”) under the hereafter defined Indenture.

WHEREAS, the Mead Corporation, an Ohio corporation (“Mead”), has executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 15, 1982, as amended from time to time, providing for the issuance and sale by Mead from time to time of its unsecured debentures, notes or other evidences of indebtedness (the “Securities”, which term shall include any Securities issued under the Indenture after the date hereof);

WHEREAS, pursuant to the Sixth Supplemental Indenture, dated as of December 31, 2002, among the Company and the Trustee, the Company expressly assumed the obligations of Mead under the Indenture to Holders of the Securities;

WHEREAS, pursuant to a business combination agreement, dated as of January 25, 2015, among the Company, WestRock and RKT, the Company and RKT will become direct wholly owned subsidiaries of WestRock;

WHEREAS, WestRock desires to fully and unconditionally guarantee all the monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture (the “WestRock Guarantee”);

WHEREAS, RKT desires to fully and unconditionally guarantee all the monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture (the “RKT Guarantee” and, together with the WestRock Guarantee, the “Guarantees”);

WHEREAS, this Seventh Supplemental Indenture has not resulted in a material modification of the issuance for FATCA purposes;

WHEREAS, the Company proposes in and by this Seventh Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to Securities issued thereunder;

WHEREAS, pursuant to Section 901(9) of the Indenture, the Trustee is authorized to execute and deliver this Seventh Supplemental Indenture without the consent of Holders of the Securities; and

WHEREAS, all the conditions and requirements necessary to make this Seventh Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the Company and the Guarantors and the execution and delivery thereof have been in all respects duly authorized by the Company and the Guarantors.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE ONE

REAFFIRMATION AND ACCESSION

SECTION 1.01. Reaffirmation. The Company hereby expressly and unconditionally reaffirms each and every covenant, agreement and undertaking of such party in the Indenture.

SECTION 1.02. Note Guarantees.

(a) Each Guarantor unconditionally guarantees, on a joint and several basis, to each Holder of Securities (including each Holder of Securities issued under the Indenture after the date of this Seventh Supplemental Indenture) and to the Trustee and its successors and assigns, (i) the full and punctual payment of all monetary obligations of the Company under the Indenture (including obligations to the Trustee) and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture. Each Guarantor further agrees that its obligations hereunder shall be unconditional, irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the Securities to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defense of such Guarantor (except that such waiver or amendment shall be effective in accordance with its terms).

(b) Each Guarantor further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c) Each Guarantor further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for nonpayment, the filing of claims with a court in the event of merger or bankruptcy of the Company and any right to require a proceeding first against the Company or any other Person. The obligations of a Guarantor shall not be affected by any failure or policy on the part of the Trustee to exercise any right or remedy under the Indenture or the Securities of any series.

(d) The obligation of a Guarantor to make any payment hereunder may be satisfied by causing the Company or the other Guarantor to make such payment. If any Holder of any Security or the Trustee is required by any court or otherwise to return to the Company or any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to any of the Company or any such Guarantor any amount paid by any of them to the Trustee or such Holder, any applicable Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under its Guarantee.

(f) Any term or provision of this Seventh Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of a Guarantor’s Guarantee shall not exceed the maximum amount that can be hereby guaranteed without rendering this Seventh Supplemental Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 1.03. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that its Guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

SECTION 1.04. Termination of Guarantee. Each Guarantee (taken individually) shall be automatically released and shall terminate upon (i) the merger of the respective Guarantor with or into any other Obligor, (ii) the consolidation of the respective Guarantor with another Obligor or (iii) the transfer of all or substantially all of the assets of the respective Guarantor to another Obligor. At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

SECTION 1.05. Termination of RKT Guarantee. The RKT Guarantee shall be automatically released and shall terminate (i) if RKT ceases to be or, upon giving effect to any substantially concurrent transaction or transactions, shall cease to be the issuer or guarantor of any Capital Markets Debt (other than, before giving effect to the release contemplated by this Section 1.05, the Securities) or (ii) upon the termination of MWV’s guarantee of WestRock’s obligations under the Bank Credit Facilities. For purposes of this Section 1.05, “Capital Markets Debt” means any debt for borrowed money that (a) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (b) has an aggregate principal amount outstanding of at least $25.0 million. Further, for purposes of this Section 1.05, “Bank Credit Facilities” means: (a) the Credit Agreement, dated July 1, 2015, among WestRock, RockTenn Company of Canada Holdings Corp./Compagnie de Holdings RockTenn du Canada, a Nova Scotia unlimited company (“RockTenn Canada”), as Canadian borrower, the other borrowers from time to time party thereto, the Company and RKT as guarantors and the other guarantors from time to time party thereto, Wells Fargo Bank, National Association (“WF”), as administrative agent, and Wells Fargo, National Association, London branch, as multicurrency agent; and (b) any amendments, renewals, refundings, refinancings, extensions, modifications or replacements with respect to any of the foregoing. At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing any such release.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this Seventh Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, capitalized terms used herein and not defined herein have the meanings ascribed to them in the Indenture.

SECTION 2.02. This Seventh Supplemental Indenture. This Seventh Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

SECTION 2.03. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.

SECTION 2.04. Governing Law.  THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.05. Counterparts. This Seventh Supplemental Indenture may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

SECTION 2.06. Headings. The headings of this Seventh Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and each Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each Guarantor and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

SECTION 2.08. Separability. In case one or more of the provisions contained in this Seventh Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Seventh Supplemental Indenture or of the Securities, but this Seventh Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 2.09. Successors and Assigns. All agreements of the Company in this Seventh Supplemental Indenture and the Securities shall bind its successors and all agreements of the Trustee in this Seventh Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

Very truly yours,

MEADWESTVACO CORPORATION,

By:	/s/ John J. Carrara
	Name:	John J. Carrara
	Title:	Assistant Secretary and Associate General Counsel

WESTROCK COMPANY,

By:	/s/ Ward H. Dickson
	Name:	Ward H. Dickson
	Title:	Chief Financial Officer

ROCK-TENN COMPANY,

By:	/s/ Ward H. Dickson
	Name:	Ward H. Dickson
	Title:	Executive Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Vice President

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Vice President

[Signature Page to Supplemental Indenture]